Exhibit 10.1

Description of Bonus Plan for Executive Officers for Fiscal Year 2006

Bonus payouts under the Bonus Plan are based on achievement of corporate performance objectives for the fiscal year ended December 31, 2006. For fiscal year 2006, performance goals are weighted 70% for meeting corporate cash EBITDA goals and 30% for meeting corporate revenue goals with an adjustment made for personal performance objectives. Under the Bonus Plan, bonus payouts range from 0% to 155% of the individual’s target bonus amount depending on the achievement of performance objectives for the fiscal year. The target pool for payment of bonuses under the Bonus Plan is $11.5 million.

The target bonus amount for fiscal year 2006 for each of the named executive officers, Scott Widham, Lynn Anderson and Kim Larsen, is 70% of their respective base salaries. The target bonus amount for fiscal year 2006 for the incoming Chief Executive Officer is 100% of the base salary.

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